EXHIBIT 99.1

Contact:    Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

American Healthcare Investors’ Executive Team Enters Into
Griffin-American Healthcare REIT IV Stock Purchase Plans

IRVINE, Calif. (Jan. 12, 2018) – American Healthcare Investors, LLC, one of the world’s most active investors and largest managers of healthcare real estate, announced today that its three founding principals, Jeff Hanson, Danny Prosky and Mathieu Streiff, along with the company’s executive vice presidents, have entered into irrevocable stock purchase plans applicable to Griffin-American Healthcare REIT IV, Inc., a publicly registered, non-traded real estate investment trust co-sponsored by the firm and Griffin Capital Company, LLC.

The recently executed plans are materially identical to plans entered into by the executives in February 2016 and December 2016 in regards to Griffin-American Healthcare REIT IV, as well as other executive stock purchase plans that were executed annually from 2008 to 2013 in relation to the securities offering by Griffin-American Healthcare REIT II, Inc. (originally known as Grubb & Ellis Healthcare REIT II, Inc.) and from 2014 to 2015 in relation to the securities offering by Griffin-American Healthcare REIT III, Inc.

In total, since 2008, executives and employees of American Healthcare Investors and Griffin Capital Company who have participated in such stock purchase plans or made additional investments independently of the plans have invested more than $30 million in the three REITs.

“We share a fundamental belief that executives responsible for the management of an investment on behalf of stockholders should make considerable personal monetary investments that align their interests with those of the stockholders,” said Hanson. “Over the course of our history, our executive team has proudly invested significant percentages of our individual net worth into the REITs we sponsor, an industry leading practice that should be the norm, rather than the exception.”

Under the terms of the plans, Hanson, Prosky and Streiff have agreed to invest 100 percent of the net after-tax cash compensation (base salary and annual bonus) they receive as executives of American Healthcare Investors directly into shares of Class I common stock of Griffin-American Healthcare REIT IV. Hanson serves as chairman of the board and chief executive officer of Griffin-American Healthcare REIT IV, Prosky serves as the REIT’s president and chief operating officer and Streiff serves as its executive vice president and general counsel.

Additionally, the four executive vice presidents of American Healthcare Investors have also entered into similar stock purchase plans in which they will invest a portion of their net after-tax cash compensation (base salary or base salary and annual bonus), ranging from 5 percent to 15 percent, into shares of Class I common stock of Griffin-American Healthcare REIT IV.

The plans, as disclosed in a filing by Griffin-American Healthcare REIT IV with the U.S. Securities and Exchange Commission, will remain in effect until the end of 2018, as they must be renewed on an annual basis, or earlier upon the occurrence of certain events. All of the personnel who have entered into the stock purchase plans have expressed their intention to renew the plans on an annual basis until the close of the offering.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at approximately $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV qualified to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. The REIT is co-sponsored by American Healthcare Investors, LLC and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

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This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including statements with respect to American Healthcare Investors personnel’s purchases of Griffin-American Healthcare REIT IV stock and their desire to renew their stock purchase plans. We intend for all forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements. We undertake no obligation to update any such statements that may become untrue because of subsequent events.